Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: S&P 500 ® Index (ticker: “SPX”) and Russell 2000 ® Index (ticker: “ RTY ”) Pricing date: December 9, 2022 Valuation date: March 11, 2024 Maturity date: Unless earlier redeemed, March 14, 2024 Coupon: 13.00 % per annum, paid quarterly Coupon payment dates: Quarterly Knock - in value : For each underlying, 75% of its initial underlying value Knock - in event: A knock - in event will occur if, on any scheduled trading day during the observation period, the closing value of the worst performer on such day is less than its knock - in value Observation period: The period from but excluding the pricing date to and including the valuation date Redemption: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related coupon payment. Potential redemption dates: Quarterly beginning after six months CUSIP / ISIN: 17330YND8 / US17330YND84 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Underlying return: For each underlying on any date, ( i ) its closing value on that date minus its initial underlying value, divided by (ii) its initial underlying value Worst performer: On any date, the underlying with the lowest underlying return Payment at maturity (if not earlier redeemed): You will receive at maturity, for each security you then hold, the final coupon payment plus: • If the final underlying value of the worst performer on the valuation date is greater than or equal to its initial underlying value: $1,000 • If the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock - in event has not occurred: $1,000 • If the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock - in event has occurred: $1,000 + ($1,000 × the underlying return of the worst performer on the valuation date) If the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock - in event has occurred, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated November 30 , 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1.25 Year Callable Equity Linked Securities Linked to the Worst of SPX and RTY Hypothetical Payment at Maturity per Security Assumes the securities have not been redeemed prior to maturity and includes the final coupon payment Hypothetical Underlying Return of Worst Performer on the Valuation Date Hypothetical Payment at Maturity A Knock - In Event Has Occurred A Knock - In Event Has Not Occurred 100.00% $1,032.50 $1,032.50 75.00% $1,032.50 $1,032.50 50.00% $1,032.50 $1,032.50 25.00% $1,032.50 $1,032.50 0.00% $1,032.50 $1,032.50 - 10.00% $932.50 $1,032.50 - 20.00% $832.50 $1,032.50 - 25.00% $782.50 $1,032.50 - 25.01% $782.40 N/A - 50.00% $532.50 N/A - 75.00% $282.50 N/A - 100.00% $32.50 N/A

Selected Risk Considerations • You may lose a some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity, the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock - in event has occurred, meaning the closing value of at least one of the underlyings was less than its knock - in value on at least one scheduled trading day during the period from but excluding the pricing date to and including the valuation date, you will be fully exposed to any depreciation of the worst performer on the valuation date. If the final underlying value of the worst performer on the valuation date is less than its initial underlying value and a knock - in event has occurred, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • The securities will be adversely affected by volatility in the closing values of the underlyings . • We may redeem the securities prior to maturity, limiting your opportunity to receive coupon payments. • Higher coupon payment rates are associated with greater risk. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure to the worst performer, but no upside exposure to any underlying. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.